UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Period Ended December 31, 2022

ARMED FORCES BREWING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11072

Delaware

(State or other jurisdiction of

incorporation or organization)

85-3630389

(I.R.S. Employer Identification No.)

1001 Bolling Avenue #406

Norfolk, VA 23508

(Address of principal executive offices)

410-999-4117

(Issuer’s telephone number, including area code)

Class C Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the terms “Armed Forces Brewing Company, Inc.” “Armed Forces Brewing Company” “we,” or “the Company” refer to Armed Forces Brewing Company, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business

Armed Forces Brewing Company, Inc. (“We” “Armed Forces Brewing” or the “Company”) is a Delaware corporation. The Company was initially formed as a Delaware Limited Liability Company named Seawolf Brewing Company LLC on January 11, 2019 and converted into a Delaware corporation, Seawolf Brewing Company Inc. on September 8, 2020. On or about December 4, 2020, the Company filed a Certificate of Amendment of Certificate of Incorporation with the state of Delaware whereby the Company’s name was changed to Armed Forces Brewing Company, Inc. The Company is a Delaware corporation for the general purpose of transacting any or all lawful business for which a corporation may be formed in the State of Delaware. The Company manufactures and sells beer and merchandise that tributes the United States Military and Veterans.

For more details on our business, please review our latest SEC filings at:

https://www.sec.gov/Archives/edgar/data/1832987/000183298721000011/afbc253g27921.htm

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of the Company's financial condition and results of the Company's operations together with the Company's financial statements and related notes appearing at the end of this Form 1-K and the latest version of the Offering Circular filed for this Regulation A offering. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in the latest version of the Offering Circular at the time of this 1-K filing which may be found here:

https://www.sec.gov/Archives/edgar/data/1832987/000183298723000001/afbc253g2012423.htm

A.Operating Results Overview

Results of Operations

The period of January 1, 2022 to December 31, 2022

The company achieved significant revenue growth compared to the previous year. Revenue growth drivers included expansion of our existing distribution footprint and increased demand for our products.

Overall, the business had a net loss, primarily due to being an early stage company  that is contract brewing its beer and incurring costs associated with licensing and distribution in new states. with several factors affecting its performance.

As the company looks towards 2023 and beyond, we plan expansion into new markets and plan for increased distribution in our existing markets. There will continue to be a focus on distribution and revenue growth while also implementing cost and operational improvements wherever feasible and prudent. The company also plans to continue building its customer base and its fan base through its Regulation A offering.

Revenue. Total revenue for the period of January 1, 2022 to December 31, 2022 was $171,937 more than 100% increase compared to $85,782 for the year ended December 31, 2022. The increase in revenues was primarily due to the increase in wholesale beer sales. Sales growth has also been achieved by distributing in new states and through mail order.

Cost of Sales. Cost of sales for the period of January 1, 2022 to December 31, 2022 was $257,452. Cost of sales for the period primarily comprised of contract brewing our beer and packaging costs

Administrative Expenses. Operating expenses for the period of January 1, 2022 to December 31, 2022 were $1,095,884. Operating expenses for the period were comprised of sales and marketing costs, professional fees, general and administrative costs and event and sponsorship costs.

Net Loss. Net loss for the period of January 1, 2022 to December 31, 2022 was ($913,800) This net loss was the result of operating expenses exceeding early stage operating revenues.

B.Liquidity and Capital Resources

We had net cash of $1,128,108 on December 31, 2022.

During the period of January 1, 2022 to December 31, 2022, operating activities used $(1,593,582).

Cash used by investing activities relating to capital expenditures during the period of January 1, 2022 to December 31, 2022 was $89,918.

C.Plan of Operations

Our plan of operation for the period of January 1, 2022 to December 31, 2022 was as follows:

The Company’s plan of operation was to continue the process of manufacturing and selling beer and merchandise and expanding distribution of the Company’s products, as well as continuing to raise capital through the Company’s ongoing Regulation A offering. The company presently has three beers in the marketplace in several states and available by mail order in more than 40 states. The company continues to contract brew its beer, but plans shift some or all of its brewing activities to its own brewery once it has sufficient funding in place to purchase or build its own brewery. Meanwhile, the Company continues to build its brand name and create sales of its existing products as it grows its investor and customer base.

In the Company’s opinion, the proceeds from this Offering may not satisfy its cash requirements and the Company anticipates it may be necessary to raise additional funds in the next twelve months to implement the plan of operations. The Company expects to have additional capital requirements during 2023.  The Company does not expect to be able to satisfy its cash requirements through sales during 2023 and therefore will attempt to raise additional capital through the sale of its shares in its ongoing Regulation A offering, and perhaps additional securities in additional offerings. The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to it or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

D.Trend Information

Because the Company has only recently started to take its products to market in 2021, the Company is unable to identify any recent trends in revenue or expenses since the latest financial year. Thus, the Company is unable to identify any known trends, uncertainties, demands, commitments or events involving its business that are reasonably likely to have a material effect on its revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this offering to not be indicative of future operating results or financial condition.

Despite it being early in our company development, we believe that there is an active market for our products in the United States. The craft beer market in the U.S. is estimated to be around $8,000,000,000 annually.  However, consumer preferences in craft beer are constantly evolving and can be difficult to predict. Failure to adapt to changing consumer preferences may result in a decrease in sales.

Furthermore, as a participant in the three-tier system of manufacturers, distributors, and retailers, we face competition for the distributor's attention and retail space. If we fail to maintain our distributors’ attention or retail space, it could lead to a decrease in sales.

Additionally, if the market price for brewing ingredients such as hops, malt, barley, or others rises, it could increase our product cost and threaten our ability to meet demand.

To mitigate these pressures, we have expanded our distribution and will continue to manage our growth by prudently expanding our wholesale presence across new states, while remining focused on growing our presence in the existing states.

E.Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

F.Critical Accounting Policies

We have identified the policies noted in our financial statements as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. The list of significant accounting policies are outlined in Note 3 to the Consolidated Financial Statements.

G.Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings.  The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

Item 3. Directors and Officers

As of December 31, 2022, we had 5 full-time employees, two of which are executive officers of the Company. The directors and executive officers and significant employees of the Company as of December 31, 2022 are as follows:

Name	Position	Age	Term of Office	Approx. Hours Per Week
Executive Officers:
Alan Beal	CEO and CFO	58	January 2019 to present	65
Bob Rupprecht	Chief Brewing Officer	55	January 2019 to present	50
Directors:
Alan Beal	Director	58	January 2019 to present	65
Bob Rupprecht	Director	55	January 2019 to present	50
Robert O’Neill	Director	46	June 2020 to present	0
Amit Rupani	Director	40	January 2019 to present	0
Jason Bailey	Director	40	January 2019 to present	0

Executive Compensation

For 2022, compensation for executive officers consist of the following

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Executive Officers and Directors:
Alan Beal	CEO, CFO, Director	$83,104.93	$0	$83,104.93
Bob Rupprecht	CBO, Director	$54,606.45	$0	$54,606.45

Board of Directors

Our board of directors currently consists of five directors. None of our directors are “independent” as defined in Rule 4200 of FINRA’s listing standards. We may appoint additional independent directors to our board of directors in the future, particularly to serve on committees should they be established.

Committees of the Board of Directors

We may establish an audit committee, compensation committee, a nominating and governance committee and other committees to our Board of Directors in the future, but have not done so to date. Until such committees are established, matters that would otherwise be addressed by such committees will be acted upon by the Board of Directors.

Director Compensation

We currently do not pay our directors any compensation for their services as board members, with the exception of reimbursing for board related expenses. In the future, we may compensate directors, particularly those who are not also employees and who act as independent board members, on either a per meeting or fixed compensation basis.

Limitation of Liability and Indemnification of Officers and Directors

The Company’s Bylaws limit the liability of directors and officers of the Company to the maximum extent permitted by Delaware law. The Bylaws state that the Company shall indemnify any person who is or was a party to any action, lawsuit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by, or in the right of, the Company, by reason of the fact that the person is or was an agent, officer, employee, or director of the Company, or is or was serving at the request of the Company as an agent, officer, employee, or director of another corporation, trust, partnership, joint venture, non-profit entity, or other enterprise (including without limitation with respect to employee benefit plans), against liability incurred in connection with the action, lawsuit, or proceeding, including any appeal from the action, lawsuit, or proceeding, if the person acted in good faith and in a manner that the person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or action, lawsuit, or proceeding, if the person had no reasonable cause to believe that her or his conduct was unlawful.

The indemnification provisions of the Company’s Bylaws contain additional rights and obligations related to this subject. For additional information on indemnification and limitations on liability of the Company’s directors, officers, and others, please review the Company’s Bylaws, which are available at

https://www.sec.gov/Archives/edgar/data/1832987/000183298721000008/bylaws.htm

There is no pending litigation or proceeding involving any of the Company’s directors or officers as to which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 4. Security Ownership of Management and Certain Securityholders

Please see information contained in section entitled “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/1832987/000183298721000011/afbc253g27921.htm

Item 5. Interest of Management and Others in Certain Transactions

Please see information contained in section entitled  “INTEREST OF

MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/1832987/000183298721000011/afbc253g27921.htm

Item 6. Other Information

None.

Item 7. Financial Statements

Please see attached audited financial statements below.

Armed Forces Brewing Company Inc.

(a Delaware Corporation)

Audited Financial Statements
Period of January 1, 2021
through December 31, 2022

Audited by:

TaxDrop

TaxDrop LLC
A New Jersey CPA Company

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Financial Statements

Armed Forces Brewing Company Inc.

Table of Contents

Independent Accountant's Audit Report	FS-3
Financial Statements and Supplementary Notes	
Balance Sheet as of December 31, 2022 and December 31, 2021	FS-5
Income Statements for the period of January 1, 2021 through December 31, 2022	FS-7
Statements of Changes in Stockholders' Equity for the period of January 1, 2021 through December 31, 2022	FS-8
Statements of Cash Flows for the period of January 1, 2021 through December 31, 2022	FS-9
Notes and Additional Disclosures to the Financial Statements as of December 31, 2022 and December 31, 2021	FS-10

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TaxDrop

Independent Auditor's Report

April 20, 2023
To: Board of Directors of Armed Forces Brewing Company Inc.
Attn: Alan Beal, CEO
Re: 2022-2021 Financial Statement Audit – Armed Forces Brewing Company Inc.

Report on the Audit of the Financial Statements

Opinion
We have audited the financial statements of Armed Forces Brewing Company Inc., which comprise the balance sheets as of December 31, 2022 and December 31, 2021 and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Armed Forces Brewing Company Inc. as of December 31, 2022 and December 31, 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Armed Forces Brewing Company Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Armed Forces Brewing Company Inc.'s ability to continue as a going concern.

Auditor's Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

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- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Armed Forces Brewing Company Inc.'s internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Armed Forces Brewing Company Inc.'s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

TaxDrop LLC

TaxDrop LLC
Robbinsville, New Jersey
April 20, 2023

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Armed Forces Brewing Company, Inc.
BALANCE SHEETS
As of December 31, 2022 and December 31, 2021
(Audited)

ASSETS		2022		2021
Current Assets				
Cash and cash equivalents	$	1,128,108	$	1,147,385
Accounts Receivable		57,486		16,631
Inventory		209,867		61,933
Total Current Assets		**1,395,461**		**1,225,949**
Other Assets				
Brewery Deposits		125,000		-
Deferred Tax Asset		410,913		-
Total Other Assets		**535,913**		-
Fixed Assets				
Fixed Assets, Net		80,442		-
Intangible Assets, Net		1,560		1,680
Total Fixed Assets		**82,002**		**1,680**
Total Assets	**$**	**2,013,376**	**$**	**1,227,629**
LIABILITIES AND STOCKHOLDERS' EQUITY				
Current Liabilities				
Accounts Payable	$	146,552		3,284
Accrued Expenses		118		120,336
Accrued Payroll		4,273		
Convertible Notes		100,000		100,000
Accrued Interest- Convertible		17,863		9,863
Total Current Liabilities		**268,806**		**233,483**
Long-Term Liabilities				
Due to Member - JB		21,030		21,030
Total Long-Term Liabilities		**21,030**		**21,030**
Total Liabilities	**$**	**289,836**	**$**	**254,513**
Stockholders' Equity				
Common Stock, $0.00001 par value; 6,000,000 authorized; 4,267,900 issued and outstanding as of December 31, 2022		43		40
Additional Paid in Capital- Common		114,962		114,962
Additional Paid in Capital- Class C Reg A Common Stock		3,270,032		1,605,812
Additional Paid in Capital- Class C Reg D Common Stock		150,000		150,000
Retained Earnings		(1,811,497)		(897,697)
Total Stockholders' Equity		**1,723,539**		**973,116**
Total Liabilities and Stockholders' Equity	**$**	**2,013,376**	**$**	**1,227,629**

The accompanying footnotes are an integral part of the financial statements.

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Armed Forces Brewing Company, Inc.
INCOME STATEMENTS
For the Years Ending December 31, 2022 and December 31, 2021
(Audited)

		2022		2021
Revenues	$	171,937	$	85,782
Cost of revenues		257,452		95,341
Gross Profit/(Loss)		**(85,515)**		**(9,559)**
Operating Expenses				
General and Administrative		161,345		108,210
Advertising and Marketing		372,501		145,971
Salaries and Wages		451,691		164,400
Professional Fees		40,196		170,162
Legal Services		60,555		
Events		-		32,813
Sponsorship		-		40,000
Depreciation and Amortization		9,596		60
Total Operating Expenses		**1,095,884**		**661,616**
Other Income (Expense)				
Other Income/Expense		(135,260)		-
Interest Expense		(8,054)		(8,000)
Change in Deferred Tax Asset		410,913		
Total Operating Expenses		**267,599**		**(8,000)**
Net Income (Loss)	**$**	**(913,800)**	**$**	**(679,174)**

The accompanying footnotes are an integral part of the financial statements.

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Armed Forces Brewing Company, Inc.
STATEMENTS OF CASH FLOWS
For the Years Ending December 31, 2022 and December 31, 2021
(Audited)

	2022	2021
Cash Flows from Operating Activities		
Net Income (Loss)	$ (913,800)	$ (679,174)
Adjustments to reconcile net income (loss) to net cash provided by operations:		
Depreciation & Amortization	9,596	60
Deferred Tax Asset	(410,913)	-
Changes in operating assets and liabilities:		
Accounts receivable	(40,855)	(4,232)
Inventory	(147,935)	(61,933)
Deposits	(125,000)	-
Accrued Expenses	23,051	108,114
Accrued Payroll	4,273	-
Accrued Interest	8,000	8,000
Net cash provided by (used in) operating activities	**(1,593,582)**	**(629,165)**
Cash Flows from Investing Activities		
Write off of obsolete fixed assets	-	1,776
Acquisition of equipment	(89,918)	-
Net cash used in investing activities	**(89,918)**	**1,776**
Cash Flows from Financing Activities		
Issuance of Common Stock	2,417,057	2,136,062
Cost of Issuance	(752,833)	(380,250)
Net cash used in financing activities	**1,664,223**	**1,755,812**
Net change in cash and cash equivalents	**(19,277)**	**1,128,423**
Cash and cash equivalents at beginning of period	1,147,385	18,962
Cash and cash equivalents at end of period	**$ 1,128,108**	**$ 1,147,385**

The accompanying footnotes are an integral part of the financial statements.

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ARMED FORCES BREWING COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2022
(AUDITED)

NOTE 1 – NATURE OF OPERATIONS AND CONSOLIDATION

Armed Forces Brewing Company, Inc. (which may be referred to as the "Company", "we," "us," or "our") was formed in Delaware on January 11, 2019 (See Note 2 – Principles of Combination). The Company had undergone an entity classification change and restructuring from an LLC (Seawolf Brewing Company LLC) to a Corporation (Seawolf Brewing Company, Inc.) with a subsequent name change to Armed Forces Brewing Company, Inc. The Company is a brewery that was founded in the spirit of the U.S. military. The Company's headquarters are in Annapolis, MD.

Since Inception, the Company has relied on contributions from owners and securing loans to fund its operations. As of December 31, 2022, the Company had negative working capital and will likely incur additional losses prior to generating positive working capital. During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 11), and funds from revenue producing activities, if and when such can be realized. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – PRINCIPLES OF COMBINATION

Prior to the Company being formed, some of the Company's founders had previously formed Seawolf Brewery, LLC, a Delaware Limited Liability Company on June 4, 2015 for the purpose of opening a restaurant and a companion brewery in Annapolis, Maryland. When that business plan proved to not be viable, the founders of the Company created a new entity called Seawolf Brewing Company LLC, formed as a Delaware Limited Liability Company on January 11, 2019. On August 21, 2020, Seawolf Brewing Company LLC converted into Seawolf Brewing Company Inc., a Delaware Corporation. Subsequently on December 4, 2020, the founders changed the name of Seawolf Brewing Company Inc. to Armed Forces Brewing Company Inc. The accompanying combined financial statements are presented on a combination of interest basis for the years ending December 31, 2019 and 2018. The financials are presented at each entity's respective historical accounting basis. On February 1, 2021, Seawolf Brewery LLC entered into an assignment agreement to assign certain assets to Armed Forces Brewing Co. Inc., including but not limited to assigned trademarks, intellectual property, and exclusive right to grant licenses and rights with respective to the intellectual property. Other than this assignment, Seawolf Brewery LLC has remained dormant since the creation of the entity that is now Armed Forces Brewing Company Inc. until the dissolution of the entity in 2021.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the audited financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

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Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company's checking account.

Receivables and Credit Policy

Trade receivables from wholesale customers via the Company's third-party logistics provider Peabody Heights are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. Receivable balance as of December 31, 2022 and 2021 was $57,486 and $16,631, respectively. No allowance has been recorded, as the Company expects to be repaid in full during 2023.

Inventories

Inventories consist of raw materials, work in process and finished goods. Raw materials, which principally consist of hops, malts, barley, other brewing ingredients, and packaging materials, are stated at the lower of cost (first-in, first-out) or net realizable value. The cost elements of work in process and finished goods inventory consist of raw materials, direct labor, and manufacturing overhead. Work in process is beer held in tanks prior to packaging. Finished goods include retail merchandise and packaged beer. A significant change in the timing or level of demand for certain products, as compared to forecasted amounts, may result in recording provisions for excess or expired inventory in the future. As of December 31, 2022 and 2021 the Company had inventory on hand of $209,867 and $61,933, respectively.

Fixed Assets

Property and equipment exist in the form of manufacturing tooling and are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is three to five years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash

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flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2022.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

- Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
- Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
- Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

There is no income tax provision for the Company for the period from inception through December 31, 2022 as the Company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2022 and 2021, the recognized tax benefits accrual was $410,913 and $0, respectively.

Revenue Recognition

The Company adopted ASC Topic 606, *Revenue from Contracts with Customers* ("ASC 606"). The Company's contracts consist of customer orders through its ecommerce platform. The Company's contracts relate to the delivery of specifically identifiable products and have a single performance obligation. Revenues do not include sales or other taxes collected from customers. Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. Performance obligations typically consist of the shipment craft beer to distributors to be sold. The Company's payments are generally collected upfront. Consideration received prior to the completion of the performance obligation is recorded as deferred revenue. Deferred revenues are expected to be recognized within the subsequent twelve months and thus are recorded as a current liability on the balance sheets.

Shipping and Handling

The Company records freight costs billed to distribution centers for shipping and handling as revenue. Shipping and handling expense related to costs incurred to deliver product are recognized within cost of revenue. The Company accounts for shipping and handling activities that occur after control has transferred as a fulfillment cost rather than

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a separate performance obligation, and the costs of shipping and handling are recognized concurrently with the related revenue.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements Adopted in 2022

In February 2016, the FASB issued ASU No. 2016-02, *Leases* (Topic 842), which introduced a lessee model that requires the majority of leases to be recognized on the balance sheet. On January 1, 2022, the Company adopted the ASU using the modified retrospective transition approach and elected the transition option to recognize the adjustment in the period of adoption rather than in the earliest period presented. Adoption of the new guidance resulted no adjustments as the Company had no lease at the time.

As part of the adoption process the Company made the following elections:

- The Company elected the hindsight practical expedient, for all leases.
- The Company elected the package of practical expedients to not reassess prior conclusions related to contracts containing leases, lease classification and initial direct costs for all leases.
- The Company elected to make the accounting policy election for short-term leases resulting in lease payments being recorded as an expense on a straight-line basis over the lease term.

ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. The Company's leases do not provide an implicit rate. The Company uses the risk-free rate of the lease term length at the commencement date in determining the present value of lease payments. Refer to Note 6 to our financial statements for further disclosures regarding the impact of adopting this standard.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 4 – FIXED ASSETS

Fixed assets on December 31, 2022 and 2021 consists of the following newly acquired fixed assets during the 2022 year:

		2022		2021
Vehicle	$	85,839	$	-
Equipment		4,079		-
Accumulated Depreciation		(9,476)		-
Total	$	80,442	$	-

Depreciation expenses totaled $9,476 and $0 for the years ending December 31, 2022 and 2021, respectively.

During November 2020, the Company capitalized costs incurred for patents and trademarks in the amount of $1,800 and recorded total amortization expense of $120 and $60, for the years ending December 31, 2022 and 2021, respectively.

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NOTE 5 – INVENTORIES

Inventory on December 31, 2022 and 2021 consists of the following:

	2022	2021
Finished Goods	$ 72,198	$ 61,933
Contract Brew Deposit	51,466	-
Packaging and Cans	13,339	-
Merchandise	72,864	-
Total	$ 209,867	$ 61,933

NOTE 6 – BREWING AGREEMENT

On April 25, 2022, the Company entered into a brewing and packing agreement with Brew Hub, LLC. Brew Hub owns and operates a brewery in Lakeland and intends to build or acquire additional breweries in the United States. The Company and Brew Hub are entering into this agreement to provide for the production and sale to the Company of the Company's beers. The contract will end on December 31, 2024. The Company has deposits totaling $100,000 with Brew Hub as part of the agreement.

NOTE 7 –LOANS

Related Party Loans

From time to time, the founders of the Company issues loans to the Company to fund the business. No repayments were made in the year 2021. As of December 31, 2022 and 2021, the balance of the loans is $21,030 and $21,030, respectively.

Convertible Notes

In October 2020, the Company issued a convertible note totaling $100,000 ("2020 Notes"). The 2020 Notes are automatically convertible into common stock on the completion of an equity financing event of not less than $1,000,000 ("Qualified Financing"). The conversion price is the lesser of 80% of the price per unit of common stock received by the Company in a Qualified Financing or the price per share equal to the quotient of a pre-money valuation of $30,000,000 divided by the sum of all Company interests issued and outstanding, assuming exercise or conversion of all outstanding profits interest, vested and unvested options, warrants and other convertible securities, but excluding all SAFEs, convertible promissory notes, and including all interests reserved and available for future grant under any equity incentive or similar plan of the Company and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing. As of December 31, 2022 and 2021, the convertible note is still outstanding and has accrued $17,863 and $9,863 of accumulated interest payable, respectively.

NOTE 8 – INCOME TAXES

The Company has filed its income tax return for the period ended December 31, 2022, which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed. The Company is taxed as a C Corporation.

NOTE 9 – EQUITY

Common Stock

Upon conversion from Seawolf Brewing Company LLC to Armed Forces Brewing Company Inc. (see Note 2), the Company converted majority membership units to common shares at a 1:742 unit to share ratio. The Company authorized 6,000,000 shares, $0.00001 par value.

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In 2021 the Company held a Regulation A+ offering to outside investors. The shares were priced at $10 a share with a valuation cap of $37,500,000. During the year the Company issued 198,533 shares. The Regulation A+ offering continued through 2022. During 2022 the Company issued 300,617 additional shares.

Also, in 2021 the Company held a Reg D offering to outside investors. The shares were priced at $8 a share with a valuation cap of $37,500,000. During the year the Company issued 18,750 shares.

As of December 31, 2022 and 2021, the Company had 4,267,900 and 3,967,283 shares issued and outstanding.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2022.

COVID-19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a "Public Health Emergency of International Concern," which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

NOTE 11 – SUBSEQUENT EVENTS

Management's Evaluation

Management has evaluated subsequent events through April 20, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Item 8. Exhibits

INDEX TO LINKED EXHIBITS
Broker-Dealer Agreement
Charters (including amendments)
Bylaws
Form of Subscription Agreement
Material Contracts

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this special financial report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Norfolk, VA on April 28, 2022.

ARMED FORCES BREWING COMPANY, INC.

By: /s/ Alan Beal
Chief Executive Officer, Chief Financial Officer & Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title

By: /s/ Alan Beal	Chief Executive Officer, Chief Financial Officer & Director
Armed Forces Brewing Company, Inc.
April 28, 2022